LOAN AGREEMENT
Dated as of July 25, 2016
by and between
COMSTOCK INDUSTRIAL LLC
(as Borrower)
and
GF COMSTOCK 1 LP
(as Lender)

i

LOAN AGREEMENT
THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), dated as of July 25, 2016 (the “Closing Date”), is made by and between GF COMSTOCK 1 LP, a Delaware limited partnership (together with its successors and assigns, “Lender”), and COMSTOCK INDUSTRIAL LLC, a Nevada limited liability company (together with its permitted successors and assigns, “Borrower”).
RECITALS
Borrower desires to obtain a loan (the “Loan”) from Lender in the original principal amount of $3,250,000 (the “Loan Amount”) for the purpose of acquiring certain real property situated at 3405 Citrus Street, Silver Springs, Nevada 89429 and associated water rights and improvements related thereto (the “Property”), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings:
“Affiliate” of any specified Person means any other Person Controlling, Controlled by or under common Control with such specified Person.
“Agreement” shall have the meaning set forth in the First Paragraph.
“Anti-Money Laundering Laws” means any laws related to money laundering including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.
“Anti-Terrorism Law” is any law related to terrorism, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them.
“Approved Accounting Principles” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.
“Borrower” shall have the meaning set forth in the First Paragraph.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business.
“Casualty” shall have the meaning set forth in Section 7.6(a).
“Casualty Retainage” shall have the meaning set forth in Section 7.8(b).
“Closing Date” shall have the meaning set forth in the First Paragraph.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.
“Condemnation Proceeds” shall have the meaning set forth in Section 7.6(a).
“Contracts” means any written or oral contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation or other commitment, obligation or instrument of any kind that is or is intended to be legally binding or enforceable under applicable law.
“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the day-to-day management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Default Rate” shall have the meaning set forth in the Note.
“Environmental Indemnity” means that certain Environmental Indemnity Agreement of even date herewith made by Guarantor in favor of Lender.
“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment, including the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“Environmental Lien” shall have the meaning set forth in Section 9.2.

“Equity Interest” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation, and (d) the beneficial ownership interests in a trust.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall have the meaning set forth in Section 4.7.
“Event of Default” shall have the meaning set forth in Section 8.1.
“Executive Order 13224” means Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and the Annex thereto, as the same may be from time to time supplemented or amended or any related enabling legislation or any other similar Executive Orders.
“Fiscal Year” means the 12-month period ending on December 31, of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means, collectively, Comstock Mining Inc., a Nevada corporation, Comstock Real Estate, Inc., a Nevada corporation, and Comstock Mining LLC, a Nevada limited liability company.
“Guaranty” means that certain unconditional, joint and several Guaranty of even date herewith made by Guarantor in favor of Lender.
“Hazardous Substance” means, without limitation, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, toxic or hazardous wastes, toxic or hazardous substances, toxic or hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, mold or fungus, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.
“Impositions” means all ground rents and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Property, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located) or Lender (including taxes resulting from future changes in law which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender’s interests), (b) the Property or any part thereof, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof, or the acquisition or financing of the acquisition of the Property by Borrower.
“Improvements” means any structure or work (such as planting trees) on the Property, which increases its value or extends its useful life, and any fixtures, equipment, inventory located on the Property.
“Indebtedness” means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.
“Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.
“Insolvency Action” shall have the meaning set forth in Section 8.1(h).
“Insurance Proceeds” shall have the meaning set forth in Section 7.6(a).
“Interest Rate” shall have the meaning set forth in the Note.
“Interest Reserve Account” shall have the meaning set forth in Section 3.1(a).
“Investors” shall have the meaning set forth in Section 10.3.
“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.

“Lender” shall have the meaning set forth in the First Paragraph.
“Lien” means any mortgage, deed of trust, deed to secure debt, lien, encumbrance, pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.
“Loan” shall have the meaning set forth in the Recitals.
“Loan Amount” shall have the meaning set forth in the Recitals.
“Loan Documents” means, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the Note, the Mortgage, the Environmental Indemnity, the Guaranty and any deposit account control agreement entered into with respect to Reserve Accounts, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.
“Losses” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
“Material Adverse Effect” means a material adverse effect upon (a) the business or financial position or results of operation of Borrower, (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (c) the value of the Property.
“Maturity Date” shall have the meaning set forth in the Note.
“Maximum Amount” shall have the meaning set forth in the Note.
“Mortgage” means that certain First Deed of Trust of even date herewith made by Borrower, as trustor, for the benefit of Lender, as beneficiary.
“Net Restoration Proceeds” shall have the meaning set forth in Section 7.6(a).
“Note” means that certain Promissory Note of even date herewith made by Borrower in favor of Lender in the original principal amount of the Loan Amount.
“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of Treasury.
“Payment Date” shall have the meaning set forth in the Note.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in connection with the lawful ownership of the Property.
“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Mortgage, or any part thereof which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent and (d) and such other title exceptions approved by Lender in its sole discretion.
“Permitted Trade Payables” shall have the meaning set forth in the definition of “Single Purpose Entity.”
“Permitted Transfer” shall have the meaning set forth in Section 6.1.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Principal Indebtedness” means the principal amount of the Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.
“Prohibited Person” means a Person:
(a)    subject to the provisions of Executive Order 13224;
(b)    owned or Controlled by, or acting for or on behalf of, a Person that is subject to the provisions of Executive Order 13224;
(c)    with whom Borrower or any lender is prohibited from dealing by any of the Anti-Terrorism Laws;
(d)    that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224;
(e)    that is named on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order 13224 or regulation;
(f)    within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or
(g)    that is an Affiliate of any Person described in clauses (a) through (f) above.
“Property” shall have the meaning set forth in the First Paragraph.

“Release” with respect to any Hazardous Substance includes but is not limited to any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
“Remediation” includes but is not limited to any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Substances.
“Reserve Accounts” shall have the meaning set forth in Section 3.1(a).
“Restoration” shall have the meaning set forth in Section 7.7.
“Restoration Proceeds” shall have the meaning set forth in Section 7.6(a).
“Restoration Proceeds Threshold” shall have the meaning set forth in Section 7.6(a).
“Secondary Market Transaction” shall have the meaning set forth in Section 10.1.
“Single Purpose Entity” shall have the meaning set forth on Exhibit A.
“Taking” shall have the meaning set forth in Section 7.6(a).
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 3.1(a).
“Tax and Insurance Monthly Installment” shall have the meaning set forth in Section 3.2(a).
“Transfer” means (a) any conveyance, transfer, sale, lease, assignment or Lien, whether by operation of law or otherwise, of, on or affecting (i) all or any portion of the Property, or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest or the issuance of any new direct or indirect Equity Interest in Borrower), and (b) any change in Control of Borrower.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, H.R. 3162, Public Law 107-56, as modified and reauthorized by the USA Patriot Improvement and Reauthorization Act of 2005, H.R. 3199, Public Law 109-177 and the USA Patriot Act Additional Reauthorizing Amendments Act of 2006, S.2271, Public Law 109-178, as the same may be amended from time to time.
“U.S. Publicly-Traded Entity” means a business entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States.

Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

THE LOAN
Section 2.1    The Loan. Borrower shall receive only one disbursement hereunder in the amount of the Loan Amount and any amount borrowed and repaid hereunder may not be reborrowed. Borrower’s obligation to pay the Indebtedness is evidenced by this Agreement and by the Note and secured by the Mortgage and the other Loan Documents to the extent provided therein.
Section 2.2    Interest Rate; Payments. The Indebtedness shall accrue interest at the rates and in the manner set forth in the Note. Borrower shall make payments of principal and interest at the times and in the manner set forth in the Note.
Section 2.3    ACH Payments. In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Documents, Borrower will cooperate with Lender and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Lender’s failure to initiate the debit, shall not relieve Borrower of its obligations to make all payments required hereunder or under the other Loan Documents when due, and to comply with Borrower’s other obligations under the Loan Documents.
ARTICLE 3

RESERVE ACCOUNTS; CASH MANAGEMENT
Section 3.1    Reserve Accounts Generally.
(a)    On or prior to the Closing Date, Borrower shall establish a deposit account with national banking association subject to a deposit account control agreement that is acceptable to Lender for the purpose of holding six months of interest payments equal to $146,250 (the “Interest Reserve Account”) and, subject to the conditions set forth in Section 3.2, a deposit account established for the purpose of holding the funds to be deposited by Borrower pursuant to Section 3.2 (a “Tax and Insurance Reserve Account” (which may be the same account as the Interest Reserve Account). Each of the Interest Reserve Account and the Tax and Insurance Reserve Account and any other reserve account established pursuant to the terms of the Loan Documents, if applicable, is referred to herein individually as a “Reserve Account” and collectively as the “Reserve Accounts.” Each Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund. Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Borrower shall not have the right to make any withdrawal from any Reserve Account.
(b)    Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in any Reserve Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender’s discretion, and (ii) Borrower shall have no further right in respect of the Reserve Accounts.
Section 3.2    Tax and Insurance.
(a)    Subject to Section 3.2(b), on the date hereof, Borrower shall make an initial deposit with Lender with respect to Impositions and insurance premiums. Such sums shall be held by Lender in the Tax and Insurance Reserve Account. Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the amount estimated by Lender to be one-twelfth (1/12th) of the annual amount of Impositions and insurance premiums for policies required pursuant to this Agreement (collectively, the “Tax and Insurance Monthly Installment”). Lender may re-calculate the Tax and Insurance Monthly Installment from time to time to assure that funds are reserved in sufficient amounts to enable the payment of Impositions and insurance premiums thirty (30) days prior to their respective due dates. If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender’s estimate based on one-twelfth (1/12th) of the aggregate Impositions and insurance premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. If for any reason the sums on deposit are insufficient to enable the payment of Impositions and insurance premiums thirty (30) days prior to their respective due dates, Borrower shall, within ten (10) days after demand by Lender, deposit the amount of the shortfall requested by Lender. As soon as Impositions and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments. Lender shall make payments of Impositions and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.
(b)    Notwithstanding the provisions of Section 3.2(a) above, Lender agrees to conditionally waive the requirement that Borrower make deposits to the Tax and Insurance Reserve Account on the condition that: (i) Borrower has timely made all payments of required for Impositions and insurance premiums and provides written evidence of the same to Lender and (ii) no Event of Default shall exist. This conditional limited waiver is strictly conditioned upon Borrower’s compliance with the foregoing requirements. If any one or more the foregoing conditions are not satisfied, Lender may, at Lender’s sole discretion, terminate this conditional limited waiver and reinstate the escrow requirements.]

Section 3.3    Interest on Reserve Accounts. Borrower shall not be entitled to any earnings or interest on funds deposited into the Reserve Accounts.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the Closing Date as follows:
Section 4.1    Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents.
Section 4.2    Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower’s performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower, (b) will not violate any provision of any applicable Legal Requirements, and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien (except in favor of Lender) of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower.
Section 4.3    Enforceability. The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.
Section 4.4    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to Borrower’s knowledge, threatened, involving or concerning Borrower, Guarantor or the Property, other than proceedings involving Comstock Mining Inc. described in periodic filings made pursuant to the Securities Exchange Act of 1934, as amended.
Section 4.5    Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, might materially adversely affect the business, operations or condition (financial or otherwise)

of Borrower. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or the Property, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Property.
Section 4.6    Compliance. To Borrower’s knowledge, Borrower, the Property and Borrower’s use thereof and operations thereat comply in all material respects with all applicable Legal Requirements. Borrower has obtained (in its own name) all Permits necessary to use and operate the Property as currently used and operated, and all such Permits are in full force and effect.
Section 4.7    ERISA. Neither Borrower nor any ERISA Affiliate (as defined below) maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” “multiemployer plan,” or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise. Transactions by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws. “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in this Section 4.7 to remain true and accurate throughout the term of the Loan.
Section 4.8    Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.
Section 4.9    Investment Company Act; Public Utility Holding Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.10    Title to the Property; Liens. Upon delivery of the purchase price therefor, Borrower shall own good, indefeasible, marketable and insurable title to the Property, free and clear of all Liens, other than the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially and adversely affect (a) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner or (b) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. The Mortgage creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the personal property constituting part of the Property, subject to no Liens other than the Permitted Encumbrances.
Section 4.11    Condemnation. No Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
Section 4.12    Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.
Section 4.13    Separate Lots. The Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
Section 4.14    Assessments. Except as disclosed in the Lender’s title insurance policy, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.
Section 4.15    Flood Zone. Except as shown on the survey delivered to Lender in connection with the Loan, the Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency.
Section 4.16    Physical Condition. Except as disclosed to Lender in connection with the Loan, to Borrower’s knowledge, the Property is free of material structural defects.
Section 4.17    Title Insurance. The Property is covered by an American Land Title Association mortgagee’s title insurance policy insuring a valid first lien on the Property, which (a) is in full force and effect, (b) is freely assignable to and will inure to the benefit of Lender and any successor or assignee of Lender, including the trustee in any Secondary Market Transaction, (c) has been paid in full, (d) is issued by a title company licensed in the State where the Property is located, (e) has had no claims made against it, (f) contains no exclusions for (i) access or (ii) survey, and (g) lists only the Permitted Encumbrances as exceptions.
Section 4.18    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.
(a)    None of the Borrower, Guarantor, or any of their respective Affiliates or any Person that owns a direct or indirect interest in Borrower or Guarantor (except to the extent that such Person’s interest in the Borrower is through a U.S. Publicly-Traded Entity):

(i)    is or will be in violation of any Anti-Terrorism Law or Anti-Money Laundering Law;
(ii)    is or will be a Prohibited Person;
(iii)    has been convicted of, or charged with, or has reason to believe that they are under investigation for, any violation of any Anti-Terrorism Law or Anti-Money Laundering Law or drug trafficking law;
(iv)    has been assessed civil penalties or had any of its funds seized or forfeited under any Anti-Terrorism Law or Anti-Money Laundering Law or drug trafficking law;
(v)    is or will knowingly conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person;
(vi)    is or will knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or
(vii)    is or will engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Money Laundering Law.
(b)    Borrower has taken reasonable measures appropriate to the circumstances (and in any event as required by law), to ensure that Borrower is in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.
(c)    Borrower has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of an interest in Borrower, to ensure that funds invested by such holders in Borrower are derived from legal sources.
(d)    Borrower requires, and has taken reasonable measures to ensure compliance with the requirement that neither Guarantor nor any of its Affiliates, nor any Person who owns or controls a direct or indirect interest in Borrower is or shall be a Prohibited Person.
(e)    All payments by Borrower to Lender or from Lender to Borrower will only be made and received in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.
(f)    Neither the Loan, nor Borrower’s use of the proceeds thereof, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(g)    Borrower shall deliver to Lender, upon Lender’s request at any time until the Indebtedness shall be paid in full, a certification confirming compliance with this Section 4.18 or such information as Lender reasonably determines to be necessary or appropriate to comply with any Anti-Money Laundering Law or Anti-Terrorism Law, or to respond to requests for information concerning the identity of Borrower or any of its Affiliates or any Person who owns a direct or indirect interest in Borrower, from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism compliance procedures, or to update such information. The representations and warranties set forth in this Section 4.18 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under any of the Loan Documents or receives any disbursement of Loan proceeds, reserve funds or other funds from Lender. Borrower agrees promptly to notify Lender in writing in the event that Borrower has reason to believe that any of the warranties and representations in this Section 4.18 are no longer correct.
Section 4.19    Ownership. No Person other than Comstock Mining Inc. has any ownership interest, or right of control, directly or indirectly, in Borrower.
Section 4.20    Single-Purpose Entity. Borrower has been since its formation, and will continue to be, a Single-Purpose Entity.
Section 4.21    Solvency; Fraudulent Conveyance. Borrower (i) has not entered into this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s total liabilities (including the maximum amounts of its subordinated, unliquidated, disputed, or contingent liabilities or its debts as such debts become absolute and matured). Borrower’s assets do not and will not, immediately following the execution and delivery of the Loan Documents, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amount to be payable on or in respect of obligations of Borrower).
Section 4.22    Margin Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements.
ARTICLE 5

COVENANTS
Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 5.1    Compliance with Legal Requirements; Impositions and Other Claims; Contests.
(a)    Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements, Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.
(b)    Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 3.2, Borrower shall pay all Impositions and insurance premiums with respect to itself and the Property in accordance with the terms hereof. Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings shall suspend the collection thereof from the Property, (ii) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender additional security in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be requested by Lender, but in no event less than 125% of the amount of such claim.
Section 5.2    Maintenance. Borrower shall at all times keep the Property in good repair, working order and condition, except for reasonable wear and use. Borrower shall not permit the Improvements to be removed or demolished or otherwise altered (provided, however, that Borrower may remove or demolish worn out or obsolete Improvements that are promptly replaced with Improvements of equivalent or greater value and functionality, unless Borrower reasonably determines that such replacement is not necessary for the operation of the Property and would not have a Material Adverse Effect).
Section 5.3    Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender (at Lender’s cost and expense if no Event of Default has occurred), to inspect (a) the Property or any part thereof, and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, in each case at such reasonable times as may be requested by Lender upon reasonable advance notice; provided that Lender shall use commercially reasonable efforts to minimize disruptions to tenants in connection therewith.
Section 5.4    Financial and Other Reporting.
(a)    Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with Approved Accounting Principles, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.
(b)    Periodic Reporting.
(i)    Quarterly Reporting. Borrower shall furnish to Lender within forty-five (45) days following the end of each calendar quarter, a certified true, complete, correct and accurate copy of the financial and operating statements of Borrower and the Property for such period. Together with such quarterly reports, Borrower shall provide copies of all sales data for sales of portions of the Property during such period.
(ii)    Annual Reporting. Borrower shall furnish to Lender within ninety (90) days following the end of each Fiscal Year, a certified true, complete, correct and accurate copy of the financial and operating statements Borrower, the Property and Guarantor for such period, including a statement of operations (profit and loss), a statement of cash flows, a calculation of net operating income, a balance sheet, an aged accounts receivable report and such other information or reports as shall be requested by Lender.
(c)    If an Event of Default exists (i) upon Lender’s request, the annual financial statements required pursuant to Section 5.4(b)(ii) above shall be audited by an independent accounting firm acceptable to Lender in Lender’s sole discretion and (ii) Borrower shall provide Lender with such information with respect to Borrower, Guarantor and the operation of the Property as may be requested by Lender (including bank records and copies of annual tax returns prepared for Borrower and any Guarantor).
(d)    Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened involving Borrower or the Property.
(e)    Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information with respect to Borrower and the operation of the Property as may be requested by Lender (including all business plans prepared for Borrower and for the operation of the Property, and copies of annual tax returns prepared for any Guarantor).
(f)    Borrower shall furnish to Lender, within ten (10) Business Days after request, such certifications or other evidence that the representations and warranties set forth in Sections 4.7, 4.18 and 4.20 are true and correct as of the date of such certification.
All financial statements and other documents to be delivered pursuant to this Agreement shall be (A) in form and substance acceptable to Lender, (B) prepared in accordance with Approved Accounting

Principles and (C) certified by an officer of Borrower as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Borrower for the relevant period, as applicable.
Section 5.5    Place of Business; State of Organization. Borrower shall not change its (a) chief executive office or its principal place of business or place where its books and records are kept, or (b) the jurisdiction in which it is organized, in each case without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.
Section 5.6    Zoning; Joint Assessment. Borrower shall not change the Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), except those necessary in connection with the uses permitted pursuant to this Agreement (it being understood that subdividing the Property for use that is consistent with the presently permitted Lyon County master planner uses in a manner that increases the value of the Property is permitted), or (b) joint assessment of the Property with any other real or personal property.
Section 5.7    Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Trade Payables.
Section 5.8    Change In Business. Borrower shall not cease to be a Single-Purpose Entity. Borrower shall not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld.
Section 5.9    Use of Proceeds. Borrower shall use the proceeds of the Loan solely (i) to purchase the Property, (ii) to fund amounts in the Interest Reserve Account and (iii) transaction expenses directly related to the Loan.
ARTICLE 6

TRANSFERS
Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:
Section 6.1    Transfer. Other than Permitted Encumbrances, Borrower will not allow any Transfer to occur unless Borrower repays the Loan with the proceeds of such Transfer within two (2) Business Days of such Transfer (a “Permitted Transfer”).
ARTICLE 7

INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION

Section 7.1    Types of Insurance. At all times during the term of the Loan, Borrower shall maintain, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:
(a)    Insurance with respect to the Improvements against any peril included within the classification “All Risks of Physical Loss” with extended coverage in amounts at all times sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements located on the Property. The policy referred to in this Section 7.1(a) shall contain a replacement cost endorsement and a waiver of depreciation. As used herein, “full insurable value” means the actual replacement cost of the Improvements (without taking into account any depreciation), determined annually by an insurer or by Borrower or, at the request of Lender, by an insurance broker (subject to Lender’s reasonable approval). In all cases where any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses under applicable Legal Requirements, the policy referred to in this Section 7.1(a) must include “Ordinance and Law Coverage,” with “Time Element,” “Loss to the Undamaged Portion of the Building,” “Demolition Cost” and “Increased Cost of Construction” endorsements, in the amount of coverage required by Lender;
(b)    Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrower and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, plus $10,000,000 umbrella coverage.
(c)    Statutory workers’ compensation insurance;
(d)    If all or any portion of the Property is located within a federally designated flood hazard zone, flood insurance in an amount equal to the lesser of (i) the full insurable value of the Property, (ii) the original Principal Indebtedness, and (iii) the maximum allowed under the related federal flood insurance program; and
(e)    Such other insurance with respect to the Improvements located on the Property against loss or damage as requested by Lender (including liquor/dramshop, mold, fungus, hurricane, windstorm and earthquake insurance) provided such insurance is of the kind for risks from time to time customarily insured against and in such amounts as are generally required by institutional lenders for properties comparable to the Property or which Lender may deem necessary in its reasonable discretion.
Section 7.2    Insurer Ratings. Borrower will maintain the insurance coverage described in Section 7.1 with companies acceptable to Lender and rated not less than A in accordance with the latest “Best Insurance Guide”. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the state where the Property is located.
Section 7.3    Blanket Policy. The insurance coverage required under Section 7.1 may be effected under a blanket policy or policies covering the Property and other property and assets not constituting a part of the Property; provided that any such blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other respects with the requirements of this Article 7.
Section 7.4    General Insurance Requirements.
(a)    Borrower agrees that all insurance policies shall: (i) be in such form and with such endorsements and in such amounts as may be satisfactory to Lender; (ii) name Lender as an additional insured/loss payee and provide that all Insurance Proceeds be payable to Lender; (iii) contain a “Non Contributory Standard Lender Clause” and a Lender’s Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid and a provision that payment of Insurance Proceeds in excess of the Restoration Proceeds Threshold shall be made by a check payable only to Lender; (iv) contain a waiver of subrogation endorsement as to Lender and its successors and assigns providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee; (v) contain an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for an aggregate deductible per loss for all policies not in excess of $25,000.00; (vi) contain a provision that such policies shall not be canceled or amended in any adverse manner, including any amendment reducing the scope or limits of coverage, without at least thirty (30) days prior notice to Lender in each instance; and (vii) with respect to commercial general liability, provide for claims to be made on an occurrence basis.
(b)    In the event of foreclosure of the lien of the Mortgage or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Indebtedness, all right, title and interest of Borrower in and to all policies of casualty insurance covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.
Section 7.5    Certificates of Insurance and Delivery of Policies. Upon Lender’s request, certified copies of all insurance policies required pursuant to this Article 7 shall be promptly delivered to Lender. Certificates of insurance with respect to all renewal and replacement policies shall be delivered to Lender not less than ten (10) days prior to the expiration date of any of the insurance policies required to be maintained hereunder and certified copies of such insurance policies shall be delivered to Lender promptly after Borrower’s receipt thereof. If Borrower fails to maintain the insurance required by this Agreement and deliver to Lender evidence of same and proof of payment as required hereunder, Lender may, at its option, procure such insurance, and Borrower shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Indebtedness secured by the Loan Documents. All insurance premiums shall be paid annually in advance, and in no event shall Borrower finance any portion of the premiums for insurance policies required to be maintained hereunder. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrower’s payment or defense of lawsuits, and

Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no claims have been made under any of such insurance policies, and no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such insurance policies.
Section 7.6    Restoration Proceeds.
(a)    Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article 7. Borrower shall promptly notify Lender of any Casualty or Taking, and Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are $100,000 or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower. All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking, shall be deposited in a segregated escrow account with Lender and Lender shall estimate the number of months required for Borrower to restore the damage caused by such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month. Subject to Lender’s rights under Section 7.7, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of, such Restoration, shall be paid to Borrower.
(b)    Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out‑of‑pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.
(c)    If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option, either (i) to the full or partial payment or prepayment of the Indebtedness in accordance with Section 4(c) of the Note, or (ii) to the Restoration of all or any part of such Improvements affected by the Casualty or Taking, as applicable.
Section 7.7    Restoration. Borrower shall restore and repair the Improvements or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 7.6, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 7.6) available to Borrower for Borrower’s restoration and repair of the Improvements affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:
(a)    At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default;
(b)    The Improvements affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;
(c)    Borrower shall demonstrate to Lender’s reasonable satisfaction that such repair or restoration is feasible and that Borrower has the ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);
(d)    Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements lost or damaged to the condition, utility and value required by Section 7.7(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article 7); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements.

(e)    Borrower shall commence such work within one hundred twenty (120) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;
(f)    the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.
Section 7.8    Disbursement.
(a)    Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.
(b)    In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.
ARTICLE 8

DEFAULTS
Section 8.1    Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:
(a)    if Borrower fails to (i) make any scheduled payment of principal, interest, or amounts due under Article 3 on any Payment Date;
(b)    if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;
(c)    the occurrence of the events identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;
(d)    the occurrence of a Transfer that is not a Permitted Transfer (as defined pursuant to the provisions of Article 6 hereof);
(e)    the incurrence by Borrower of any indebtedness other than the Indebtedness and Permitted Trade Payables;
(f)    the failure of Borrower to maintain its status as a Single Purpose Entity;

(g)    if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower in connection with this Agreement or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade;
(h)    if Borrower, or Guarantor (i) makes an assignment for the benefit of creditors, (ii) has a receiver, liquidator or trustee appointed for it, (iii) is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by, consented to, solicited by, or acquiesced in by it, or (iv) has any proceeding for its insolvency, dissolution or liquidation instituted against it (any of the foregoing in clauses (i) through (iv), an “Insolvency Action”); provided, however, that if such Insolvency Action was involuntary and not consented to by Borrower, or Guarantor, as applicable, such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) days after the filing or commencement thereof;
(i)    the failure of Borrower to maintain the insurance required pursuant to Article 7 or to pay Impositions when due, except to the extent that amounts in respect of the related insurance premiums and/or Impositions have been escrowed with Lender pursuant to Section 3.2 and not applied to payment thereof;
(j)    if any guaranty given in connection with the Loan shall cease to be in full force and effect, or any guarantor shall deny or disaffirm its obligations thereunder; or
(k)    a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement not otherwise referred to in this Section 8.1, or under any other Loan Document, for ten (10) days after notice to Borrower (and Guarantor, if applicable), in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice.
Section 8.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action.

Section 8.3    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion, subject to any limitations that may apply under applicable law. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the release or substitution of the Property at any time, or of any rights or interest therein or (b) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder.
Section 8.4    Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.
Section 8.5    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrower’s receipt of notice thereof from Lender, without in any way limiting Section 8.1, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
Section 8.6    Distributions. If an Event of Default exists, Borrower shall not make any distributions of cash or other assets of Borrower to any direct or indirect owner of Borrower.
ARTICLE 9

ENVIRONMENTAL PROVISIONS
Section 9.1    Environmental Representations and Warranties. Borrower represents, warrants and covenants, as to itself and the Property, other than as disclosed to Lender in the environmental report(s) delivered to Lender in connection with the Loan: (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) which do not require Remediation; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under, from or affecting the Property which have not been fully Remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no Release or threat of any Release of Hazardous Substances which has migrated or is migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully Remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including a Governmental Authority) relating to Hazardous Substances or the Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Borrower and that is contained in files and records of Borrower, including any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.
Section 9.2    Environmental Covenants. Borrower covenants and agrees that: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Hazardous Substances used, present or Released in, on, under or from the Property, except those that are (i) in compliance with all Environmental Laws and with permits issued pursuant thereto; and (ii) which do not require Remediation; (c) Borrower shall, at its sole cost and expense, (i) fully and expeditiously cooperate in all activities pursuant to Section 9.3, including providing all relevant information and making knowledgeable Persons available for interviews, and (ii) effectuate Remediation of any condition (including a Release of a Hazardous Substance or violation of Environmental Laws) in, on, under or from the Property for which Remediation is legally required; and (d) Borrower shall immediately upon Borrower becoming aware notify Lender in writing of (A) any unlawful Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Lien imposed on Borrower or the Property pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person (an “Environmental Lien”); (D) any required Remediation of environmental conditions relating to the Property; and (E) any written notice or other communication of which any Borrower becomes aware from any source whatsoever relating in any way to an actual or threatened Release of Hazardous Substances in violation of Environmental Laws or the Remediation thereof.
Section 9.3    Environmental Cooperation and Access. In the event any Indemnified Party has a reasonable basis for believing that an environmental condition exists on the Property in violation of Environmental Laws, upon reasonable notice from Lender, Borrower shall, at Borrower’s sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of Lender) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; and provided, further, that the Indemnified Parties and any other Person designated by the Indemnified Parties, may at its option, enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use.
Section 9.4    Environmental Indemnity. Borrower covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any past, present or threatened Release of Hazardous Substances in, on, above, under, from or affecting the Property, or any Remediation thereof; (b) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (c) any misrepresentation or inaccuracy in any representation or warranty concerning Hazardous Substances; and (d) any breach of Section 9.1 or Section 9.2 of this Agreement.
Section 9.5    Duty to Defend. Upon request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.
ARTICLE 10

SECONDARY MARKET TRANSACTIONS
Section 10.1    General. Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part), (b) sell participation interests in the Loan one or more times, and/or (c) further divide the Loan into two or more separate notes or components (the transactions referred to in clauses (a) through (c) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”).
Section 10.2    Borrower Cooperation. Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction.
Section 10.3    Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, participant or investor (collectively, the “Investors”) all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower any Affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.

ARTICLE 11

[INTENTIONALLY OMITTED]
ARTICLE 12

MISCELLANEOUS
Section 12.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Sections 4.18 and 9.1 shall survive in perpetuity. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Mortgage and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
Section 12.2    Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.
Section 12.3    Governing Law; Venue.
(a)    This Agreement and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Property is located (without giving effect to rules regarding conflict of laws).
(b)    Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.
Section 12.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 12.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.
Section 12.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, return receipt requested, postage prepaid, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed to the parties as follows:

If to Lender:	GF Comstock 1 LP c/o Withers Bergman LLP 430 Park Avenue, 10th Floor New York, New York 10022-3505 Attention: Clyde W. Tinnen

If to Borrower:	Comstock Industrial LLC 1200 American Flat Road, P.O. Box 1118 Virginia City, Nevada 89440 Attention: Corrado DeGasperis
A party receiving a notice which does not comply with the technical requirements for notice under this Section 12.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or (c) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. Communications between Borrower and Lender as to routine servicing matters, including any consents granted by Lender, may be made by email provided that the recipient acknowledges having received such email (with an automatic “read receipt” not constituting acknowledgment of an email for purposes hereof). Notice for any party may be given by its respective counsel. Borrower acknowledges and agrees that the failure to provide a courtesy copy of any notice herein shall not void the effectiveness of such notice to Borrower.
Section 12.7    Trial By Jury. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR

PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.
Section 12.8    Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 12.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 12.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 12.11    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 12.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 12.13    Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 12.14    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 12.15    No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, any contractor or Governmental Authority and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.
Section 12.16    Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Mortgage to the payment of the Indebtedness in preference to every other claimant whatsoever.
Section 12.17    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s agents.
Section 12.18    Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.
Section 12.19    Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. If Borrower has dealt with one or more of foregoing described Persons, Borrower acknowledges and agrees that such Persons may receive additional compensation and/or fees from Lender. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
Section 12.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered (which may include delivery by facsimile or electronically by .pdf or other means) shall be an original, but all of which shall together constitute one and the same instrument.

Section 12.21    Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, but in no event more than one time per calendar quarter, upon not less than fifteen (15) days prior written notice by Borrower or Lender, to execute, acknowledge and deliver to the party(ies) specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred, and, if so, specifying each such Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 12.21, that Lender shall have received, together with Borrower’s request for such statement, a certificate of Borrower stating that no Event of Default exists as of the date of such certificate (or specifying such Event of Default).
Section 12.22    Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (a) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (b) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (c) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief of debtors, (d) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (e) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the U.S. Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section 12.22.
Section 12.23    Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all term sheets, prior agreements, understandings and negotiations between the parties.
Section 12.24    Liability and Indemnification.
(a)    Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party unless it is finally judicially determined that such loss was solely caused by the fraud, gross negligence or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Contract or Permit) or under or by reason of any Loan Document. The Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Contract or Permit; nor shall they make Lender responsible or liable for any waste committed on the

Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.
(b)    Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Losses, and reimburse them for any costs and expenses incurred, in connection with, arising out of or as a result of (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of the appraisal, environmental report(s) (and an environmental consultant), surveys and the engineering report(s) obtained by or delivered to Lender in connection with the Loan, (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (iv) the exercise of any of Lender’s or the Indemnified Parties’ remedies under any Loan Document, or (v) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Contract or Permit), except to the extent that it is finally judicially determined that any such Loss resulted directly and solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (v) above, Borrower shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.
Section 12.25    Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan (including the amount and purpose of the Loan) and Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender. All news releases, publicity or advertising by Borrower or their affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, except for disclosures required by law which shall not require Lender approval but which shall require prior notice to Lender.
Section 12.26    Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.
Section 12.27    Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by law to deduct any of the foregoing from any sum payable under the Loan Document, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.27), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of the passage of any Legal Requirement subsequent to the date hereof in any manner changing or modifying Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower will pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the reasonable opinion of Lender, the making of such payment might result in the imposition of interest beyond the Maximum Amount) or from paying any other Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides notice to Borrower of such change in law and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default.
Section 12.28    Further Assurances. Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (a) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness, and/or (b) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its discretion.
[Signatures on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
GF COMSTOCK 1 LP

By: /s/ John Clark Gillam
Name: John Clark Gillam
Title: Co-Manager
By: /s/ Daniel Freuman
Name: Daniel Freuman
Title: Co-Manager
BORROWER:
COMSTOCK INDUSTRIAL LLC
By: Comstock Mining Inc., its sole member

By:	By: /s/ Corrado DeGasperis Name: Corrado DeGasperis Title: CEO and President
Borrower’s Organizational Identification Number:
______E0310202016-1______________________
[Signature page to Loan Agreement]

NY27283/0001-US-4821044/5

EXHIBIT A
Definition of Single Purpose Entity
“Single Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter:
(a)    was and will be organized solely for the purpose of owning the Property;
(b)    has not and will not engage in any business unrelated to the ownership, sale, management, leasing, financing and operation of the Property, and will conduct its business as presently conducted and operated;
(c)    has not and will not own any asset or property other than the Property and incidental personal property necessary for the ownership, management, leasing, financing and operation of the Property;
(d)    to the fullest extent permitted by law, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);
(e)    has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(f)    without the unanimous consent of all of the partners, directors or managers or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (iii) make any assignment for the benefit of such entity’s creditors; or (iv) take any action that might cause such entity to become insolvent;
(g)    has maintained and will maintain its books, records, financial statements, accounting records, bank accounts and other entity documents (i) as official records and (ii) in its own name and separate from any other Person;
(h)    has not commingled and will not commingle its funds or other assets with those of any other Person;
(i)    has held and will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

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(j)    has filed and will file its own tax returns (to the extent required to file any tax returns) and has not and will not file a consolidated federal income tax return with any other Person;
(k)    is and intends to remain solvent, and has paid and will pay its own debts and liabilities only out of its own funds and assets as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower or any general partner, managing member or controlling shareholder of Borrower, or the death, insolvency or bankruptcy filing of any Guarantor;
(l)    has done or caused to be done, and will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, has not, and without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents (except as required by law);
(m)    has maintained and will maintain an arms-length relationship with its Affiliates;
(n)    has and will have no indebtedness other than (i) the Indebtedness and (ii) unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property which do not exceed, at any time, a maximum amount of two percent (2%) of the Loan Amount, are not evidenced by a note and are paid within thirty (30) days of the date incurred (“Permitted Trade Payables”);
(o)    has not and will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person;
(p)    has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Person;
(q)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and has maintained and utilized and will maintain and utilize separate stationery, invoices and checks bearing its own name;
(r)    except as permitted under the Loan Documents, has not and will not pledge its assets for the benefit of any other Person;
(s)    has held and identified itself and will hold itself out to the public as a legal entity separate and distinct from any other Person and has conducted and will conduct its business in its own name;
(t)    has not made and will not make loans or advances to any Person;
(u)    has not and will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under a business management services agreement with an affiliate

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that complies with the terms set forth in clause (y) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Single Purpose Entity;
(v)    except as permitted under the Loan Documents, has not entered and will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance;
(w)    has paid and will pay the salaries of its own employees from its own funds (to the extent of such funds) and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations;
(x)    has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(y)    has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.

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